FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Katrina W. Parker, 312/822-5167	Marie Hotza, 312/822-4278
Sarah J. Pang, 312/822-6394	David C. Adams, 312/822-2183

CNA FINANCIAL ANNOUNCES FIRST QUARTER 2012 RESULTS:
NET OPERATING INCOME OF $226 MILLION, NET INCOME OF $250 MILLION,
OPERATING ROE OF 8.1%
BOOK VALUE PER SHARE OF $44.48,
AN INCREASE OF 4% FROM DECEMBER 31, 2011
QUARTERLY DIVIDEND OF $0.15 PER SHARE

CHICAGO, April 30, 2012 --- CNA Financial Corporation (NYSE: CNA) today announced first quarter 2012 results, which included net operating income of $226 million, or $0.84 per share, and net income of $250 million, or $0.93 per share. Property & Casualty Operations combined ratio for the first quarter was 102.0%. Book value per share was $44.48 at March 31, 2012, as compared to $42.66 at December 31, 2011.
CNA Financial also announced declaration of a quarterly dividend of $0.15 per share, payable May 30, 2012 to stockholders of record on May 14, 2012.

	Results for the Three Months Ended March 31 (a)
($ millions)	2012	2011 (b)
Net operating income	$226	$213
Net realized investment gains	24	8
Net income from continuing operations	250	221
Net loss from discontinued operations	—	(1)
Net income	$250	$220
___________________

(a)
References to net operating income (loss), net realized investment gains (losses), net income (loss) from continuing operations and net income (loss) used in this press release reflect amounts attributable to CNA, unless otherwise noted. Management utilizes the net operating income financial measure to monitor the Company's operations. Please refer to Note N of the Consolidated Financial Statements within CNA's Annual Report on Form 10-K for the year ended December 31, 2011 for further discussion of this measure.

(b)
The Company has adjusted its previously reported financial information to reflect a retrospective change in accounting guidance for deferred acquisition costs. Financial information included herein gives effect to this adjustment. For the first quarter of 2011, the impacts of adopting the new accounting standard were a $3 million decrease in Net operating income and Net income, a $0.01 decrease in Earnings per share and a $0.26 decrease in Book value per share.

Earnings Per Share Attributable to Common Stockholders
	Results for the Three Months Ended March 31 (a)
	2012	2011
Net operating income	$0.84	$0.79
Net realized investment gains	0.09	0.03
Net income from continuing operations	0.93	0.82
Net loss from discontinued operations	—	—
Net income	$0.93	$0.82
Net operating income for the first quarter of 2012 increased $13 million as compared with the same period in 2011. Net operating income for our core Property & Casualty Operations increased $13 million, helped by lower catastrophe losses and higher net investment income. For the first quarter of 2012, catastrophe losses were $18 million after-tax as compared to $36 million after-tax for the same period in 2011. Our Property & Casualty Operations produced first quarter combined ratios of 102.0% and 102.1% in 2012 and 2011. Excluding the impacts of catastrophe losses and development, our combined ratio increased to 102.2% from 100.4% for the same comparable periods. The unfavorable year over year comparison was largely due to a significant expense recovery recognized in the earlier period.
“We are pleased to report our first quarter results, which include improved earnings and continued progress as we work to improve the scale and profitability of our core P&C business. We are encouraged by the continuation of favorable rate trends and premium growth across both of our P&C segments,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation.
“In addition, we took an important step to expand our capabilities to underwrite profitable, specialized lines in the global marketplace. As previously announced, we have reached an agreement to acquire Hardy Underwriting Bermuda, a specialized Lloyd's underwriter, at a cost of approximately $227 million, payable in cash. Hardy Underwriting has a long and distinguished history of disciplined underwriting with a respected brand. Hardy's shareholders approved the acquisition on April 26 and we expect the transaction to close in the second quarter, subject to receipt of regulatory approvals.”
Pretax net investment income for the first quarter of 2012 increased $28 million as compared with the same period in 2011. The increase was primarily driven by higher income from limited partnership investments as well as higher fixed maturity securities income.
After-tax net realized investment gains increased $16 million for the first quarter of 2012 as compared with the same period in 2011.

Business Operating Highlights
CNA Specialty provides professional and management liability, surety and other property and casualty coverages and services, which include warranty and service contracts. Specialty products are sold both domestically and abroad, through brokers, independent agencies and managing general underwriters.

•
Net written premiums increased $26 million, or 4%, for the first quarter of 2012 as compared with the same period in 2011, primarily driven by increased rate. Average rate increased 3% for the first quarter of 2012, as compared to a decrease of 1% for the same period in 2011 for the policies that renewed in each period. Retention of 87% and 86% was achieved in each period.

•
Net income increased $5 million and net operating income increased $4 million for the first quarter of 2012 as compared with the same period in 2011. The increase in net operating income was primarily due to increased net investment income, partially offset by lower favorable net prior year development and decreased current accident year underwriting results.

•
The combined ratio increased 2.2 points for the first quarter of 2012 as compared with the same period in 2011. The loss ratio increased 2.1 points, primarily due to the impact of lower favorable net prior year development.

•
CNA Specialty produced first quarter combined ratios of 97.3% and 95.1% in 2012 and 2011. Excluding the impacts of catastrophe losses and development, our combined ratios were 98.8% and 97.8% for the same comparable periods.

CNA Commercial works with an independent agency distribution system and brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations domestically and abroad.

•
Net written premiums increased $15 million, or 2% (6% excluding the impact of a subsidiary sold in the fourth quarter of 2011), for the first quarter of 2012 as compared with the same period in 2011. This increase was primarily driven by new business and increased rate. Average rate increased 5% for the first quarter of 2012, as compared to an increase of 1% for the first quarter of 2011 for the policies that renewed in each period. Retention of 78% and 79% was achieved in each period.

•
Net income increased $6 million and net operating income increased $9 million for the first quarter of 2012 as compared with the same period in 2011. The increase in net operating income was primarily due to lower catastrophe losses and increased favorable net prior year development, partially offset by increased expenses.

•
The combined ratio improved 1.8 points for the first quarter of 2012 as compared with the same period in 2011. The loss ratio improved 4.6 points, primarily due to the impacts of lower catastrophe losses and increased favorable net prior year development. The expense ratio increased 2.2 points, primarily due to the favorable impact in 2011 of recoveries on insurance receivables written off in prior years.

•
CNA Commercial produced first quarter combined ratios of 106.2% and 108.0% in 2012 and 2011. Excluding the impacts of catastrophe losses and development, our combined ratios were 105.4% and 102.6% for the same comparable periods.

Life & Group Non-Core primarily includes the results of the life and group lines of business that are in run-off. Net earned premiums relate primarily to the individual and group long term care businesses.

•	Net loss decreased $10 million for the first quarter of 2012 as compared with the same period in 2011. This decrease was primarily due to improved net realized investment results.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution (A&EP).

•
Net loss decreased $8 million for the first quarter of 2012 as compared with the same period in 2011, primarily due to improved net realized investment results. Net operating income in 2012 was helped by lower interest expense, as a result of the issuance of debt on more favorable terms in the first quarter of 2011.

Segment Results for the Three Months Ended March 31, 2012
($ millions)	CNA Specialty	CNA Commercial	Total P&C Operations	Life & Group Non-Core	Corporate & Other Non-Core	Total
Net operating income (loss)	$132	$139	$271	$(19)	$(26)	$226
Net realized investment gains	6	7	13	8	3	24
Net income (loss) from continuing operations	$138	$146	$284	$(11)	$(23)	$250

Segment Results for the Three Months Ended March 31, 2011
($ millions)	CNA Specialty	CNA Commercial	Total P&C Operations	Life & Group Non-Core	Corporate & Other Non-Core	Total
Net operating income (loss)	$128	$130	$258	$(18)	$(27)	$213
Net realized investment gains (losses)	5	10	15	(3)	(4)	8
Net income (loss) from continuing operations	$133	$140	$273	$(21)	$(31)	$221

Property & Casualty Operations Gross Written Premiums
	Three Months Ended March 31
($ millions)	2012	2011
CNA Specialty	$1,273	$1,130
CNA Commercial	887	893
Total P&C Operations	$2,160	$2,023

Property & Casualty Operations Net Written Premiums
	Three Months Ended March 31
($ millions)	2012	2011
CNA Specialty	$765	$739
CNA Commercial	843	828
Total P&C Operations	$1,608	$1,567

Property & Casualty Calendar Year Loss Ratios
	Three Months Ended March 31
	2012	2011
CNA Specialty	66.3%	64.2%
CNA Commercial	70.7%	75.3%
Total P&C Operations	68.6%	70.3%

Property & Casualty Calendar Year Combined Ratios
	Three Months Ended March 31
	2012	2011
CNA Specialty	97.3%	95.1%
CNA Commercial	106.2%	108.0%
Total P&C Operations	102.0%	102.1%

CNA Specialty Effect of Catastrophe Impacts and Development-Related Items
	Three Months Ended March 31
	2012	2011
Combined ratio excluding the effect of catastrophe impacts and development-related items	98.8%	97.8%
Effect of catastrophe impacts	0.2	0.3
Effect of development-related items	(1.7)	(3.0)
Combined ratio	97.3%	95.1%

CNA Commercial Effect of Catastrophe Impacts and Development-Related Items
	Three Months Ended March 31
	2012	2011
Combined ratio excluding the effect of catastrophe impacts and development-related items	105.4%	102.6%
Effect of catastrophe impacts	3.3	6.6
Effect of development-related items	(2.5)	(1.2)
Combined ratio	106.2%	108.0%

Property & Casualty Operations Effect of Catastrophe Impacts and Development-Related Items
	Three Months Ended March 31
	2012	2011
Combined ratio excluding the effect of catastrophe impacts and development-related items	102.2%	100.4%
Effect of catastrophe impacts	1.9	3.7
Effect of development-related items	(2.1)	(2.0)
Combined ratio	102.0%	102.1%

About the Company
Serving businesses and professionals since 1897, CNA is the country's seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.
Conference Call and Webcast Information:
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 352-6793, or for international callers, (719) 457-2707. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available through May 7, 2012 by dialing (888) 203-1112, or for international callers, (719) 457-0820. The replay passcode is 3044015. The replay will also be available on CNA's website. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting David Adams at (312) 822-2183.
Financial Measures
In evaluating the results of CNA Specialty and CNA Commercial, management utilizes the combined ratio, the loss ratio, the expense ratio and the dividend ratio. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP. For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.
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